Exhibit 99.1

NEWS

Georgia Gulf Announces Acceptance of Notes in the Exchange Offers

ATLANTA, GEORGIA — July 27, 2009- Georgia Gulf Corporation (the “Company”) (NYSE: GGC) today announced the results of its private offers to exchange its outstanding 7.125 percent Senior Notes due 2013 (the “2013 notes”), 9.5 percent Senior Notes due 2014 (the “2014 notes”), and 10.75 percent Senior Subordinated Notes due 2016 (the “2016 notes” and, collectively with the 2013 notes and 2014 notes, the “notes”), for up to 32,050,000 shares of its convertible preferred stock and 1,430,000 shares of its common stock, giving effect to the previously announced 1-for-25 reverse stock split. The exchange offers expired at 7:00 PM, New York City time, on Friday, July 24, 2009.

Approximately $736.0 million, or 92.0 percent in aggregate principal amount, of the notes were accepted for exchange comprised of $91.0 million, $486.8 million and $158.1 million of the $100 million, $500 million and $200 million in principal amount of the 2013 notes, 2014 notes and 2016 notes. An aggregate of approximately 30.2 million shares of convertible preferred stock and 1.3 million shares of common stock will be issued in exchange for the tendered notes. In exchange for each $1,000 in principal amount of the 2013 notes and 2014 notes, the Company will issue about 47.30 shares of convertible preferred stock and 2.11 shares of common stock, and in exchange for each $1,000 in principal amount of the 2016 notes, the Company will issue about 18.36 shares of convertible preferred stock and 0.82 shares of common stock. The Company expects that the exchange offers will settle on July 29, 2009.

Neither the shares of convertible preferred stock nor the shares of common stock have been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

CONTACT:

Martin Jarosick

Investor Relations

Georgia Gulf Corporation

770-395-4524